KSP Group

Accountants and Consultants

1515 E Katella Ave, Unit 2110 Anaheim, CA 92805

Tel +1(714) 325‐1721

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use in this Form 10K of INKY of our report dated January 28, 2019 relating to our audit of the financial position of INKY from inception June 12, 2018 through November 30, 2018, and the results of its operations and its cash flows for the period ended, which are incorporated by reference and appear in this this registration statement.

We also consent to the reference to our firm under the caption “Experts” in such prospectus.

/s/ KSP Group, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

June 19, 2020